Exhibit 99.1

NEWS RELEASE
American Oil & Gas Reports 2007 Financial Results
and Estimated 2008 Capital Expenditures
DENVER, March 17, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) announces for its fiscal year ended December 31, 2007 (“2007”) a net loss to common stockholders of $3,795,912 (loss of $0.09 per share, basic and diluted), as compared to net income to common stockholders of $131,223 ($0.00 cents per share, basic and diluted), for the fiscal year ended December 31, 2006 (“2006”). Included in net income for 2006 are (i) a $4.3 million gain ($2.6 million net of tax) from the sale of the Big Sky project, (ii) $2.9 million ($1.8 million net of tax) in gains from the sale of the Bear Creek prospect and a portion of the Goliath project and (iii) $1.5 million ($0.9 million net of tax) in service fee income.
During 2007, American recorded $2.0 million in revenues from the sale of oil and natural gas. In 2006, American recorded $2.3 million in revenues from the sale of oil and natural gas and $1.5 million in service fee and other revenues. During 2007, American sold 17,267 barrels of oil at an average price of $64.11, resulting in oil revenues of $1,107,054, and sold 139,590 Mcf of natural gas at an average price of $6.09 per Mcf, resulting in gas revenues of $849,454. During 2006, American sold 34,578 barrels of oil at an average price of $54.79, resulting in oil revenues of $1,894,386 and sold 48,149 Mcf of natural gas at an average price of $7.53 per Mcf, resulting in gas revenues of $362,453. Lease operating expenses and production taxes were $646,000 ($15.94 per BOE) for 2007 and $290,803 ($6.83 per BOE) for 2006. The reduction in oil volumes sold relates to the sale in the first quarter of 2006 of American’s ownership interest in its Big Sky Project.
American’s initial ceiling test calculation as of December 31, 2007, using oil and gas prices on that date indicated an impairment of oil and natural gas properties of approximately $1.4 million, net of income tax. However, SEC guidance in applying the ceiling test requires consideration of subsequent price increases prior to the filing of the Form 10-K. With consideration of oil and gas prices at the end of February 2008, the ceiling exceeded total capitalized costs, eliminating the calculated impairment. As a result, American did not recognize an impairment of oil and natural gas properties in 2007. For 2006 American’s ceiling test calculation resulted in costs exceeding the ceiling by $4.4 million ($2.7 million, net of tax).
American’s general and administrative expenses were $4.3 million and $4.0 million for 2007 and 2006, respectively. The nominal increase results from increasing the number of employees from thirteen to fifteen and from increases in the costs of financial auditing and attestation of internal control over financial reporting.
American’s cash used in investing activities in 2007 was $31.8 million and consisted of a net investment in short-term investments of $16.4 million and cash used relating to its oil and natural gas operations of $16.2 million, which was offset by approximately $777,000 in cash received from sales of oil and gas assets. During 2006, American’s cash used in investing activities consisted of $15.9 million relating to its oil and natural gas operations and approximately $240,000 primarily for the acquisition of furniture and equipment relating to its 2006 office move. These amounts were offset by sales of oil and gas assets for approximately $16.1 million.

American’s cash flows provided by financing activities totaled approximately $27.9 million and $183,000 for 2007 and 2006, respectively. During 2007, $26.6 million was received from the sale of common stock and an additional $1.3 million was received from the exercise of common stock warrants and options. In 2006, American received $184,000 from the exercise of common stock warrants and options.
At December 31, 2007, American had current assets of $21.8 million, total assets of $88.1 million, current liabilities of $1.8 million, a long term asset retirement obligation of $323,000, a long term deferred income tax obligation of $1.1 million, and stockholders’ equity of $84.9 million. There are currently 46,488,077 common shares and 138,000 series AA convertible preferred shares outstanding.
2008 Capital Expenditures
During 2008, American anticipates its base case capital expenditures to be approximately $19 million. Approximately $15 million is allocated to expected drilling and production activities relating to its Fetter, Krejci and Goliath projects and approximately $4 million is allocated to land, geological and geophysical activities for those and other projects. American may expand or reduce capital expenditures depending on, among other things, the results of future wells and available capital. At December 31, 2007, American had working capital of $20.0 million.
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

Selected Financial and	Fiscal Year Ended
Operating Data	12/31/07	12/31/06
CASH FLOW RECAP:
Net cash (used) provided by operating activities	$(1,171,106)	$1,368,644
Net cash (used) in investing activities	$(31,826,456)	$(85,690)
Net cash provided by financing activities	$27,897,307	$182,698
FINANCIAL RECAP:
Revenues	$1,968,508	$3,786,839
Net income (loss) attributable to common stockholders	$(3,795,912)	$131,223
Net income (loss) per common share- basic	$(0.09)	$0.00
Net income (loss) per common share-diluted	$(0.09)	$0.00
OPERATING DATA:
Net oil production (Bbl)	17,267	34,578
Oil revenues	$1,107,054	$1,894,386
Average oil price per Bbl	$64.11	$54.79

Net gas production (Mcf)	139,590	48,149
Natural gas revenues	$849,454	$362,453
Average gas price per Mcf	$6.09	$7.53
Barrels of oil equivalent (“BOE”) sold	40,532	42,603

Lease operating and production taxes	$646,000	$290,803
LOE and production taxes per BOE	$15.94	$6.83

Depreciation, depletion and amortization-oil and gas properties	$1,021,817	$937,821
DD&A per BOE	$25.21	$22.01

Impairment expense	$—	$4,360,000
General and administrative expenses	$4,307,997	$4,009,119
Gains on sales of oil and gas properties	$—	$7,159,470
Investment income	$1,020,712	$392,930
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184

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